Exhibit 99.1

World Acceptance Corporation Reports Fourth Quarter

GREENVILLE, S.C.--(BUSINESS WIRE)--May 9, 2017--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its fourth fiscal quarter and twelve months ended March 31, 2017.

Net income for the fourth quarter increased 6.8% to $31.9 million compared to $29.8 million for the same quarter of the prior year. Net income per diluted share increased 6.4% to $3.64 in the fourth quarter of fiscal 2017 compared to $3.42 in the prior year quarter.

Total revenues increased to $144.6 million for the fourth quarter of fiscal 2017, a 0.3% increase from the $144.1 million reported for the fourth quarter last year. Revenues from the 1,258 offices open throughout both quarterly periods increased by 1.3%. Interest and fee income decreased 1.6%, from $121.5 million in the fourth quarter of 2016 to $119.5 million in the fourth quarter of fiscal 2017 primarily due to a decrease in average earning loans and an unfavorable move in exchange rates. Insurance and other income increased by 10.6% to $25.1 million in the fourth quarter of fiscal 2017 compared with $22.7 million in the fourth quarter of fiscal 2016. The increase in other income was primarily due to an increase in tax preparation revenue of $2.7 million. The tax preparation business benefited from an interest and fee free tax advance loan offering to qualifying customers. This was offset by a $276,000 decrease in insurance revenue.

Accounts in the US that were 61 days or more past due increased to 5.0% on a recency basis and to 7.0% on a contractual basis at March 31, 2017, compared to 4.4% and 6.5%, respectively, at March 31, 2016. On a consolidated basis, accounts that were 61 days or more past due increased to 5.5% on a recency basis and to 7.8% on a contractual basis at March 31, 2017, compared to 4.7% and 7.1%, respectively, at March 31, 2016. As a result of the higher delinquencies, our allowance to net loans increased from 9.0% at March 31, 2016, to 9.4% at March 31, 2017.

As previously disclosed, the Company ceased all in-person collection visits effective December 18, 2015. During the fourth quarter of fiscal 2016, the Company experienced higher than normal delinquencies in January and February as well as higher than normal charge-offs, especially in the month of March, as accounts became more than 90 days past due. We continue to see elevated net charge-offs and delinquencies compared to historical levels, however we have seen an improvement in net charge-offs during the fourth quarter of fiscal 2017 compared to 2016. The provision for the quarter decreased $3.7 million when comparing the fourth quarter of fiscal 2017 to the fourth quarter of fiscal 2016. This is primarily due to a decrease in net charge-offs. Net charge-offs as a percentage of average net loans on an annualized basis decreased from 18.9% to 15.4% when comparing the two quarters. The prior year net charge-off rate benefited from the monthly sale of accounts previously charged-off totaling approximately $0.5 million. Consolidated net charge-offs excluding the impact of the charge-off sale were down $7.5 million when comparing the two fiscal quarters. The portion of the provision related to a change in loans outstanding decreased $1.7 million quarter over quarter due to gross loans outstanding decreasing $105.2 million in the fourth quarter of 2017 versus $152.2 million in the fourth quarter of 2016. Accounts 90 days past due in the US, which are fully reserved, decreased by $5.7 million in the current quarter versus $9.4 million the same quarter last year, which resulted in a $3.7 million increase in the provision.

General and administrative expenses amounted to $70.0 million in the fourth fiscal quarter, a 5.2% increase over the $66.6 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 46.2% during the fourth quarter of fiscal 2016 to 48.4% during the current quarter. G&A expenses per average open office increased by 6.6% when comparing the two fiscal quarters. G&A expense increased primarily due to an increase in personnel costs. Share based compensation increased $1.7 million during the quarter due to the release of expense previously accrued for the Group B performance based restricted stock awards in the fourth quarter of 2016. During the prior year quarter, the Company determined that the earnings per share target of $13.00 per share was not achievable during the measurement period which ended on March 31, 2017. Subsequently, the Compensation Committee of the Board of Directors, amended the awards allowing 25% of the Group B awards to vest for certain officers. The amendment resulted in a net $1.7 million reduction of compensation expense in the prior year quarter. The officers were required to forfeit their remaining Group B shares as a part of the amendment.

Interest expense for the fourth quarter decreased $1.8 million compared to the fourth quarter of the prior year due to a 21.6% decrease in the average debt outstanding. The Company has reduced its outstanding debt by $79.5 million as of March 31, 2017, compared to March 31, 2016. This is a result of not repurchasing shares during the fiscal quarter as well as a decrease in loans outstanding.

The Company’s fourth quarter effective income tax rate decreased to 34.6% compared with 35.5% in the prior year’s fourth quarter. Our effective tax rate benefitted from the settlement of a state tax matter subsequent to year end.

Gross loans decreased to $1.06 billion as of March 31, 2017, a 0.7% decrease from the $1.07 billion of loans outstanding as of March 31, 2016. Gross loans in the US decreased 2.2%, and gross loans in Mexico increased 13.7% in US dollars. Gross loans in Mexico increased 23.5% in Mexican pesos. Gross loans in the US benefited from the acquisition of 14 branches and $18.9 million in gross loans during the quarter. The gross loan balance for the acquired branches was $18.3 million as of March 31, 2017. Without the acquisition, consolidated gross loans would have decreased 2.4% compared to prior year. Our unique borrowers in the US decreased by 62,039 or 7.8% during the fourth quarter of 2017. This is compared to a decrease of 88,172 or 10.8% in the fourth quarter of 2016 and a decrease of 73,180 or 8.6% in the fourth quarter of 2015. Year to date we have increased our unique customers in the US by 7,631 or 1.0%, compared to a decrease of 45,867 or 5.9% in fiscal 2016 and decrease of 11,914 or 1.5% in fiscal 2015.

Other key return ratios for the fourth quarter included an 8.8% return on average assets and a return on average equity of 17.8% (both on a trailing 12-month basis).

We remain optimistic about our Mexican operations. We have approximately 160,000 accounts and approximately $116.5 million in gross loans outstanding in Mexico. This represents a 13.7% increase in loan balances in US dollars over last year, and an increase of 23.5% in Mexican pesos over March 31, 2016. Annualized Mexican net charge-offs as a percent of average net loans decreased from 12.2% in fiscal 2016 to 10.0% during the current fiscal year. Additionally, our Mexican 61+ day delinquencies were 10.1% and 14.0% on a recency and contractual basis, respectively, as of March 31, 2017, a change from 7.3% and 12.3%, respectively, as of March 31, 2016. Excluding intercompany charges of $0.5 million in fiscal 2017 and $2.7 million in fiscal 2016, fiscal 2017 Mexican pretax earnings amounted to $8.5 million, a 3.6% increase from the $8.2 million in pretax earnings during fiscal 2016.

Fiscal Year Results

For fiscal 2017, net income decreased 15.8% to $73.6 million compared with $87.4 million for the year ended March 31, 2016. Fully diluted net income per share decreased 16.6% to $8.38 in fiscal 2017 compared with $10.05 for fiscal 2016.

Total revenues for fiscal 2017 declined 4.6% to $531.7 million compared with $557.5 million during fiscal 2016. Net charge-offs as a percent of average net loans increased from 14.8% during fiscal 2016 to 15.7% for fiscal 2017. Similar to the quarter, revenues were impacted by a decrease in average earning loans during the year. Net charge-offs for fiscal 2017 were negatively impacted by the cessation of in-person visits as discussed above.

Other Matters

As previously disclosed, on August 7, 2015, the Company received a letter from the CFPB’s Enforcement Office notifying the Company that, in accordance with the CFPB’s discretionary Notice and Opportunity to Respond and Advise (“NORA”) process, the staff of CFPB’s Enforcement Office is considering recommending that the CFPB take legal action against the Company (the “NORA Letter”). The NORA Letter states that the staff of the CFPB’s Enforcement Office expects to allege that the Company violated the Consumer Financial Protection Act of 2010, 12 U.S.C. §5536. The NORA Letter confirms that the Company has the opportunity to make a NORA submission, which is a written statement setting forth any reasons of law or policy why the Company believes the CFPB should not take legal action against it. Following the CFPB’s NORA Letter, the Company made NORA submissions to the CFPB’s Enforcement Office. The Company understands that a NORA Letter is intended to ensure that potential subjects of enforcement actions have the opportunity to present their positions to the CFPB before an enforcement action is recommended or commenced. The Company continues to believe its historical and current business practices are lawful.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,327 offices in 15 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Fourth Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A simulcast of the conference call will be available on the Internet at https://www.webcaster4.com/Webcast/Page/1118/20663. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” ”intend,” “plan,” “expect,” ”project,” “believe,” “may,” “will,” “should,” “would,” “could” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators, including, but not limited to, the Consumer Financial Protection Bureau (the “CFPB”), having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; any determinations, findings, claims or actions made or taken by the CFPB, other regulators or third parties that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations, which may or may not be in connection with or resulting from the previously disclosed civil investigative demand (CID) or the notice and opportunity to respond and advise (NORA) letter from the CFPB; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); the potential impact of limitations in the Company’s amended revolving credit facility; and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company). These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2016 filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Interest & fees	$119,478	121,461	468,759	495,133
Insurance & other	25,093	22,682	62,975	62,343
Total revenues	144,571	144,143	531,734	557,476
Expenses:
Provision for loan losses	20,702	24,373	128,572	123,598
General and administrative expenses
Personnel	47,167	43,989	171,958	169,573
Occupancy & equipment	10,787	11,492	42,438	44,461
Advertising	2,932	2,322	17,866	16,863
Intangible amortization	107	121	490	529
Other	9,027	8,631	34,909	37,714
	70,020	66,555	267,661	269,140
Interest expense	5,125	6,959	21,504	26,849
Total expenses	95,847	97,887	417,737	419,587
Income before taxes	48,724	46,256	113,997	137,889
Income taxes	16,873	16,431	40,397	50,493
Net income	$31,851	29,825	73,600	87,396
Diluted earnings per share	$3.64	3.42	8.38	10.05
Diluted weighted average shares outstanding	8,754	8,708	8,778	8,692

Consolidated Balance Sheets
(unaudited and in thousands)

		March 31,	March 31,	March 31,
		2017	2016	2015
ASSETS
Cash		$15,200	12,377	38,339
Gross loans receivable		1,059,804	1,066,964	1,110,145
Less: Unearned interest & fees		(291,908)	(290,659)	(297,402)
Allowance for loan losses		(72,195)	(69,566)	(70,438)
Loans receivable, net		695,701	706,739	742,305
Property and equipment, net		24,184	25,297	25,907
Deferred income taxes, net		39,025	38,131	37,345
Goodwill		6,067	6,121	6,121
Intangibles, net		6,614	2,917	3,364
Other assets, net		13,797	14,637	12,750
		$800,588	806,219	866,131

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable		295,136	374,685	501,150
Income tax payable		12,519	8,259	18,204
Accounts payable and accrued expenses		31,869	31,373	31,209
Total liabilities		339,524	414,317	550,563
Shareholders' equity		461,064	391,902	315,568
		$800,588	806,219	866,131

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2017	2016	2017	2016

Expenses as a percent of total revenues:
Provision for loan losses	14.3%	16.9%	24.2%	22.2%
General and administrative expenses	48.4%	46.2%	50.3%	48.3%
Interest expense	3.5%	4.8%	4.0%	4.8%

Average gross loans receivable	$1,121,434	1,145,503	$1,100,700	1,147,956

Average net loans receivable	$813,985	834,048	$796,642	834,964

Loan volume	$517,644	$504,409	$2,507,840	$2,621,413

Net charge-offs as percent of average loans	15.4%	18.9%	15.7%	14.8%

Return on average assets (trailing 12 months)	8.8%	10.0%	8.8%	10.0%

Return on average equity (trailing 12 months)	17.8%	24.0%	17.8%	24.0%

Offices opened (closed) during the period, net	4	(11)	(12)	19

Offices open at end of period	1,327	1,339	1,327	1,339

CONTACT:
World Acceptance Corporation
John L. Calmes Jr., 864-298-9800
Chief Financial Officer